STRAIGHT PROMISSORY NOTE

$2,400,000.00	New York, New York
March 31, 2006

In installments and at the times hereinafter stated for value received, 360 Global Wine Company, a Nevada corporation (the “Borrower”), promises to pay to General Electric Company, a New York Corporation (the “Lender”) or order, at Appliance Park, Louisville, Kentucky 40225-0001, the principal sum of TWO MILLION FOUR HUNDRED THOUSAND DOLLARS ($2,400,000.00), with interest from the date hereof on the amounts of principal remaining from time to time unpaid until said principal sum is paid, at the rate of six percent (6%), per annum.

The Pledge and Security Agreement by and between General Electric Company and 360 Global Wine Company, dated March 31, 2006 is incorporated by reference into this promissory note.

Not later than April 21, 2006, the Borrower shall pay to the Lender all outstanding principal, accrued and unpaid interest, and any other amounts due under the Note. Principal and interest shall be payable only in lawful money of the United States of America. AT ANY TIME PRIOR TO THE DUE DATE, THE BORROWER MAY PAY ANY OR ALL OF THE THEN OUTSTANDING PRINCIPAL, ACCRUED AND UNPAID INTEREST.

Each payment shall be credited first, on the interest then due, the remainder on the principal sum, and interest shall thereupon cease upon the amount so credited on the said principal sum.

Should interest not be paid when due, it shall be added to the principal and thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law.

Should default be made in the payment of principal or interest when due, thereafter the interest rate hereunder shall be sixteen percent (16%) per annum.

Should suit be commenced to collect this note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorney's fees.

No delay or omission on the part of the Lender in exercising any rights under this Note or the Pledge and Security Agreement of even date herewith, on default by the Borrower, shall operate as a waiver of such right or of any other right under this Note or the Pledge and Security Agreement, for the same default or any other default. The Borrower consents to all extensions without notice for any period or periods of time and to the acceptance of partial payments before or after maturity, and to the acceptance, release, and substitution of security, all without prejudice to the Lender.

This Note is executed as of the date first written above.

360 GLOBAL WINE COMPANY

By:
Joel Shapiro, Chief Executive Officer